Exhibit 99.2

Novacea and Transcept

Script: Conference Call

Sept 2, 2008

Good morning, this is Ed Albini, CFO and Vice President of Human Resources of Novacea.

Thank you for joining us today to discuss the proposed merger of Transcept Pharmaceuticals and Novacea. Joining me on the call are John Walker, CEO and Chairman of Novacea, Glenn Oclassen, President and CEO of Transcept, Tom Soloway, Senior Vice President of Operations and CFO of Transcept, and Terry Moore, Vice President of Marketing and Sales of Transcept. Before we begin, I would like to make a brief statement regarding forward-looking remarks that you may hear today during the call.

During the course of the presentation, Novacea and Transcept may make projections or other forward-looking statements regarding, among other things, the expected timing of regulatory filings with respect to Intermezzo®; cash resources of the combined entity, and the sufficiency of such resources to fund commercialization of Intermezzo®; expected timing of potential commercial launch of, and commercialization plans regarding, Intermezzo®; the sufficiency of post closing cash to fund development of Intermezzo® through potential launch; the potential markets and expected benefits of Transcept product candidates; the progress and timing of Transcept research, development and clinical trials for its other product candidates; the plans to protect intellectual property; the ability to operate the business without infringing on the intellectual property rights of others; plans for partnering activities; and other estimates of future performance.

These forward-looking statements are based on Transcept’s and Novacea’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, failure of Novacea stockholders to approve the merger; Novacea’s or Transcept’s inability to satisfy the conditions of the merger, or that the merger is otherwise delayed or ultimately not consummated; and the rates of use of Transcept’s and Novacea’s cash prior to the closing of the merger. Additionally, we urge you to review the factors discussed under the caption “Risk Factors” in Novacea filings from time-to-time with Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements made during this presentation will in fact be realized. Except as otherwise required by applicable securities laws, we disclaim any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Novacea and Transcept

Script: Conference Call

Sept 2, 2008

I would now like to turn the call over to John Walker, CEO and Chairman of Novacea.

Thank you, Ed.

And thank you all for joining us this morning. First of all, I am very pleased to announce that the Board of Directors of both Novacea and Transcept Pharmaceuticals, based in Pt. Richmond, California, have approved the merger of the two companies. The Novacea management team and our Board of Directors have, over the last several months, gone through a very thorough evaluation of strategic alternatives. While our initial focus was in oncology, we decided a few months ago to expand our efforts to include all human therapeutic areas, as we believed that combining Novacea resources with a company that has a strong vision, an experienced management team, a favorable risk/reward profile and a late-stage asset was in the best interests of Novacea stockholders. We believe that Transcept Pharmaceuticals fits all of those criteria.

First of all, we believe that Transcept has relatively low regulatory and clinical risk with their key corporate value driver, Intermezzo®. Intermezzo® is a new and uniquely delivered low dose formulation of zolpidem that in early 2008 completed two Phase 3 clinical trials with excellent results for the treatment of insomnia in patients who awaken in the middle of the night and have difficulty returning to sleep. This product candidate may help define a new space in the insomnia market, namely as a “use as needed” drug for those patients who wake up in the middle of the night and can’t get back to sleep. Transcept plans to file a New Drug Application with the FDA prior to the end of 2008 and, if approved, launch the drug during the first half of 2010.

Secondly, we believe that the combined company should have the ability to launch Intermezzo® into this significant market opportunity and to continue pipeline development with the capital provided through the merger. In today’s challenging financial markets, we see a strong cash position as critical to building value for our stockholders.

Finally, we believe Transcept has built a very experienced operational and commercial management team with a strong track record of moving products from the clinic into the market.

Novacea and Transcept

Script: Conference Call

Sept 2, 2008

Before I turn the call over to Glenn Oclassen, the CEO of Transcept, let me just add that we conducted a very thorough process that involved the evaluation of potential opportunities with multiple companies. As a result, the Novacea management team and Board of Directors believe this transaction is in the best interest of Novacea stockholders. We see the tremendous potential of Transcept and the key value drivers that are expected to occur over the next 12 to 24 months. We look forward to participating in the success of our merged companies.

I will be happy to answer any questions after Glenn has completed his remarks.

Thank you John and good morning everyone.

This is an exciting time for everyone at Transcept Pharmaceuticals. For those who may not be familiar with our company, Transcept is a specialty pharmaceutical company focused on developing important new uses for existing therapeutics in the categories of psychiatry and sleep medicine. We were founded in 2002 and our offices are in the San Francisco Bay Area. We expect to submit a 505(b)(2) NDA in the 4th quarter of 2008 for our lead drug candidate, Intermezzo®, which is poised to be the first prescription sleep aid designed to be used in the middle-of-the-night as needed to help people who wake up and have difficulty returning to sleep. This is a potentially significant portion of the estimated $4 billion sleep market. We know that Novacea vigorously reviewed multiple companies interested in a potential business combination, and we have been particularly impressed with the diligence and skill that John and his team have used in developing an understanding of Transcept strategies and accomplishments. We agree with John that this merger with Transcept represents an excellent opportunity for Novacea stockholders.

The proposed merger of Transcept and Novacea enables Transcept to combine with a public company, while providing what we believe will be the resources necessary to support the commercialization of our lead product, Intermezzo®.

In addition to Intermezzo®, we also continue to devote resources to expanding our product pipeline to address the psychiatry and sleep markets through both internal development and the in-licensing of existing development programs. The Transcept management team has a strong track record in development, commercialization and marketing of prescription pharmaceuticals. With us today on the call are Tom Soloway, Senior Vice President of Operations and CFO, and Terry Moore, VP of Marketing and Sales.

Novacea and Transcept

Script: Conference Call

Sept 2, 2008

I will take the next few minutes to give you an overview of Transcept, our specialty pharmaceutical focus and our drug development and commercialization strategy. I will also discuss some of our upcoming milestones and will touch upon our pipeline and strategy to develop additional product candidates. For your reference, our corporate presentation is posted to our web site at www.transcept.com.

I’d like to start off by reiterating how excited we are about our anticipated NDA submission in the 4th quarter of 2008 for our lead product candidate, Intermezzo®. The indication statement we have proposed to the FDA is “for the as needed treatment of insomnia characterized by difficulty returning to sleep after awakening in the middle of the night.” Our NDA will be based on our two successful pivotal Phase 3 clinical trials in which we studied insomnia patients with middle of the night awakenings in both the sleep laboratory and outpatient settings. We anticipate that this will be the first of a series of regulatory filings that will enable us to work with international partners to develop and launch Intermezzo® in other markets.

As a brief overview of the insomnia category, the U.S. market for prescription sleep aids has grown to over $4 billion per year, and prescriptions through June 2008 increased at approximately a 6% to 8% annual rate. Despite this category’s size, however, it remains a largely underpenetrated market. It is estimated that only 10 to 15% of the 70+ million Americans who suffer from sleep problems actually consult a physician for help. According to a recent study conducted by Dr. Maurice Ohayon at the Stanford Sleep Epidemiology Research Center, middle of the night awakenings have been identified as the most prevalent sleep complaint, affecting an estimated 35% of the U.S. adult population.

However, while patients who experience middle of the night awakenings obviously have only a part of the night remaining before they need to start their day, the most widely prescribed sleep aids are meant to last all night. Data from scientific literature and our own Phase 3 trials suggest that middle of the night awakenings typically occur three to five nights per week, not every night. So you have a sleep problem that occurs during only part of the night, and only on some nights, not all. The problem is that the currently available sleep aids are meant to produce

Novacea and Transcept

Script: Conference Call

Sept 2, 2008

seven to eight hours of sleep. This means that patients who have a middle of the night awakening problem must use their “all-night” sleep aid on a preventive basis every night, or take a guess that “tonight might be a bad night”. The ideal solution to this dilemma would be a product that can be taken in the middle of the night on an as-needed basis only when an awakening actually occurs, that works rapidly, and that carries no hang-over penalty after four hours.

Our lead product candidate, Intermezzo®, is a sublingual lozenge that is designed to dissolve under the tongue in less than two minutes and contains approximately one-third of the zolpidem dose found in the most prescribed branded sleep aid. Intermezzo® is formulated with our proprietary Bimucoral® technology that modifies pH to convert zolpidem into its fat soluble form, making it more available for absorption through the tissues of the mouth. Our approach to increasing early bioavailability has demonstrated that, despite the fact that Intermezzo® contains only about one-third the dose of zolpidem as compared to an Ambien® 10 mg tablet, Intermezzo® achieves significantly higher bioavailability in the first 10 to 20 minutes after dosing versus the swallowed Ambien® . And, with this low dose, our Phase 3 clinical studies of Intermezzo® showed no evidence of next day residual effects after four hours when compared to placebo.

As we have said, we expect Intermezzo® to be the first “use as needed” sleep aid to control middle of the night insomnia when it occurs. We anticipate receiving FDA approval of Intermezzo® in 2009 and we are currently targeting the potential commercial launch for the first half of 2010.

Regarding patent protection, our Intermezzo® IP strategy is focused on claims for both formulation and method of use. Patents of each type are filed and pending with the USPTO and around the world. We received a notice of first office action on our formulation patents from the USPTO in April 2008 and anticipate further interaction before the end of the year.

Our team has successfully created new sales organizations and launched new specialty and psychiatry drugs in the past. I built my career in this industry building and running the dermatology business units at both Allergan and Neutrogena, culminating when I founded Oclassen Pharmaceuticals in 1986. We built a profitable business with prescription dermatologic products that we ultimately sold to Watson Labs in 1997. Our VP Marketing and Sales, Terry Moore, has been a senior neuroscience marketing and sales executive with companies such as Eli

Novacea and Transcept

Script: Conference Call

Sept 2, 2008

Lilly and Wyeth. Terry has a long history of successfully launching and growing multi-billion dollar brands in both psychiatry and primary care markets. Prior to joining us, Terry built and led the Neuroscience business unit at Organon Biosciences, now a part of Schering-Plough. Prior to becoming a co-founder at Transcept, Tom Soloway spent nine years in the venture capital industry. Since Transcept was founded in 2002, Tom has played a key role in managing our operations and financing activities.

Our initial sales efforts will be focused on approximately 17,000 psychiatrists and high prescribing primary care physicians who write about 30% of sleep prescriptions in the US. We believe that these prescribers are particularly sophisticated with regard to sleep aids and will easily recognize not only the importance of middle of the night awakenings, but also the value of Intermezzo® in offering a new and much improved approach to treating this dominant form of insomnia. Given the capital resources resulting from the proposed merger with Novacea, we expect to be in a strong financial position to launch Intermezzo® ourselves to these specialty markets.

I would like to now briefly discuss the rest of the product pipeline. In order to expand our ability to offer products of importance to psychiatrists and their patients, we are conducting exploratory studies with two fixed dose combination drugs for the treatment of dopamine associated disorders: TO-2060 (olanzapine/ondansetron) for the suppression of craving in alcoholics, and TO-2061 (risperidone/ondansetron) for the treatment of obsessive-compulsive disorder, or OCD. We have filed a method of use patent describing these and similar combinations of ondansetron and atypical anti-psychotics for the treatment of such dopamine associated disorders. We have a pilot trial underway using TO-2061 in treatment resistant OCD and we have completed a double-blind placebo controlled pilot study using TO-2060 in alcohol use disorder. In this trial, despite the fact that this was a small study with only 10 patients per treatment arm, one of the TO-2060 dose combinations showed a statistically significant superiority to placebo in suppressing alcohol consumption. As of April 2008, we have an active IND, but given that the clinical endpoints that need to be achieved to satisfy the FDA are being redefined by the Agency, we are seeking funding for this program from sources such as the National Institute on Alcohol Abuse and Alcoholism to provide the financial resources to pursue the development of this product.

Novacea and Transcept

Script: Conference Call

Sept 2, 2008

We also continue to actively review additional in-license candidates in the fields of psychiatry and sleep medicine.

Before opening for questions, I would like to highlight what we believe to be a few key value drivers of this merger and for Transcept:

•

We expect to submit our 505(b)(2) NDA for Intermezzo® prior to the end of 2008. Since we filed our IND in 2005 we have had several detailed discussions with the FDA regarding the drug candidate and our submission. Based on our clinical data package and these interactions, we are comfortable with the current status of the regulatory process.

•

In order to maximize shareholder value, we are seeking an Intermezzo® primary care marketing partner. Of course, we can’t predict when we will sign a deal with the right partner. Therefore it is particularly important that you understand that this merger is expected to enable Transcept to begin commercializing Intermezzo® on our own to the 17,000 physicians accounting for approximately 30% of sleep prescriptions.

•	Assuming the FDA follows its normal review timeline, we would expect NDA approval in the fall of 2009. That should enable us to launch Intermezzo® in the first half of 2010.

•

Our pipeline provides further opportunities for additional therapeutics for the psychiatry market and we plan to continue to pursue in licensing opportunities to compliment our in-house development programs.

Before we open the call up for questions, I would like to note that for those investors seeking further information about Transcept, we are currently scheduled to present at several upcoming investor conferences in the fall:

•	JMP Securities Healthcare Focus Conference (October 6-7) in NYC

•	Natixis Bleichroeder Second Annual Hidden Gems Conference (October 13-14) NYC

•	Rodman and Renshaw Annual Global Investment Conference (November 10-12) NYC

Novacea and Transcept

Script: Conference Call

Sept 2, 2008

•	Piper Jaffray 20th Annual Healthcare Conference (December 2-3) NYC

Again, we are excited about this transaction and the opportunity it provides Transcept, as well as the value proposition for stockholders of the combined company.